                                 Exhibit 11.0


                Statement re: Computation of Per Share Earnings

                                                                      EXHIBIT 11

South Jersey Financial Corporation, Inc.
Computation of Per Share Earnings

                                               For the three months                      For the six months
                                                    Ended June 30,                            Ended June 30,
                                           ---------------------------------         --------------------------------
                                               1999               1998                   1999               1998
                                           -------------      --------------         --------------     -------------
                                                (Dollars in thousands)                     (Dollars in thousands)
Net income (loss)                                 $ 695               $ 570                 $ (451)          $ 1,167
                                           =============      ==============         ==============     =============

Average shares outstanding (1)                3,495,070            Na                    3,493,340           Na
                                           =============      ==============         ==============     =============

Earnings per share (2)                           $ 0.20            Na                      $ (0.20)          Na
                                           =============      ==============         ==============     =============

(1) Only the ESOP shares released in their respective periods were considered outstanding for purposes of the weighted average shares outstanding calculation.


(2) Earnings per share, basic and diluted, are the same for the three and six months ended June 30, 1999 and represent data since becoming a public company on February 12, 1999.